Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INGRAM MICRO HOLDING CORPORATION

Ingram Micro Holding Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify as follows:

1.

The present name of the Corporation is Ingram Micro Holding Corporation. The Corporation was originally incorporated under the name Imola Holding Corporation by the filing of its original Certificate of Incorporation with the Delaware Secretary of State on September 28, 2020.

2.

The Second Amended and Restated Certificate of Incorporation of the Corporation, which amends, restates and integrates the provisions of the original Certificate of Incorporation, was duly adopted by the Corporation in accordance with Sections 242 and 245 of the DGCL and by the Corporation’s stockholders in accordance with Sections 228 and 242 of the DGCL.

3.

The Second Amended and Restated Certificate of Incorporation of the Corporation is to be read in its entirety as set forth in Exhibit A annexed hereto and is hereby incorporated herein by this reference.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be executed by the undersigned duly authorized officer of the Corporation this 23rd day of October, 2024.

INGRAM MICRO HOLDING CORPORATION

By:	/s/ Paul Bay
Name:	Paul Bay
Title:	Chief Executive Officer

Exhibit A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INGRAM MICRO HOLDING CORPORATION

ARTICLE ONE

NAME

The name of the corporation is Ingram Micro Holding Corporation (the “Corporation”).

ARTICLE TWO

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

ARTICLE FOUR

CAPITAL STOCK

Section 1. Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 2,100,000,000 shares, consisting of two classes as follows:

(a) 100,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”); and

(b) 2,000,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”).

The Preferred Stock and the Common Stock shall have the designations, rights, powers and preferences and the qualifications, restrictions and limitations thereof, if any, set forth below.

Section 2. Conversion of Pre-IPO Stock of the Corporation. Upon the filing of this Second Amended and Restated Certificate of Incorporation (as it may be amended, this “Restated Certificate”) with the Secretary of State of the State of Delaware (the “Effective Time”), each share of Class A voting common stock (the “Class A Common Stock”), Class B non-voting common stock (the “Class B Common Stock” and, together with the Class A Common Stock, the “Pre-IPO Stock”) of the Corporation heretofore authorized and issued shall automatically, without any action on the part of the holder thereof, be reclassified as and converted into one share of Common Stock. Each certificate previously representing shares of Pre-IPO Stock, as applicable, outstanding immediately prior to the Effective Time shall represent as of the Effective Time the number of shares of Common Stock equal to the number of shares of such Pre-IPO Stock, as applicable, shown on the face of such certificate, and such shares of Common Stock shall have the rights specified herein.

Section 3. Stock Split. Immediately following the Effective Time, every one share of Common Stock that is issued and outstanding or held by the Corporation as treasury stock at the Effective Time shall be subdivided into an aggregate of 8,367.19365 fully paid, non-assessable shares of Common Stock (the “Stock Split”). The authorized number of shares, and par value per share, of the Common Stock shall not be affected by the Stock Split.

Section 4. Fractional Shares. No fractional shares of Common Stock will be issued in connection with the Stock Split. If, upon aggregating all of the shares of Common Stock held by a record holder of Common Stock immediately following the Stock Split, such holder would be entitled to hold a fractional share of any class or series of Common Stock, such holder shall be entitled to receive a cash payment (without interest) in lieu of such fractional share equal to the fraction of a share of Common Stock to which such holder would otherwise be entitled, multiplied by the closing price per share of the Common Stock as reported by the New York Stock Exchange on the date of the Stock Split or, if the Common Stock is not listed or quoted on the date of the Stock Split, the fair value per share of the Common Stock immediately prior to the Effective Time as determined by the Board of Directors of the Corporation.

Section 5. Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is authorized, subject to limitations prescribed by law, to provide, by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. The powers (including, without limitation, voting powers), preferences, and relative, participating, optional and other special rights of each series of Preferred Stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then-outstanding) without the separate vote of the holders of the Preferred Stock as a class, irrespective of the provisions of Section 242(b)(2) of the DGCL. For the avoidance of doubt, but subject to the rights of the holders of any outstanding Preferred Stock, Section 242(d) of the DGCL shall apply to amendments to this Restated Certificate.

Section 6. Common Stock.

(a) Except as otherwise provided by the DGCL or this Restated Certificate and subject to the rights of holders of any series of Preferred Stock then-outstanding, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate (including, without limitation, any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate (including, without limitation, any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then-outstanding), without the separate vote of the holders of the Common Stock as a class, irrespective of the provisions of Section 242(b)(2) of the DGCL. For the avoidance of doubt, but subject to the rights of the holders of any outstanding Preferred Stock, Section 242(d) of the DGCL shall apply to amendments to this Restated Certificate.

(b) Subject to the rights of the holders of any series of Preferred Stock then-outstanding and to the other provisions of applicable law and this Restated Certificate, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, securities or other property of the Corporation if, as and when declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(c) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and any other payments required by law and amounts payable upon shares of Preferred Stock ranking senior to the shares of Common Stock upon such dissolution, liquidation or winding up, if any, the remaining net assets of the Corporation shall be distributed to the holders of shares of Common Stock and the holders of shares of any other class or series ranking equally with the shares of Common Stock upon such dissolution, liquidation or winding up. Subject to the rights of the holders of any series of Preferred Stock then-outstanding and to the other provisions of this Restated Certificate, a merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Section 6(c) of ARTICLE FOUR.

ARTICLE FIVE

BOARD OF DIRECTORS

Section 1. General Powers of the Board of Directors. Except as otherwise provided in this Restated Certificate or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Notwithstanding the foregoing, for so long as Imola JV Holdings, L.P., a Delaware limited partnership (together with its successors and assigns, “Holdings”) retains the right to nominate (each such person nominated by Holdings, a “Holdings Director”) a person to the Board of Directors pursuant to Section 4(a) of this ARTICLE FIVE or Section 4.1 of that certain Investor Rights Agreement, dated on or about October 23, 2024, as amended, restated or supplemented in accordance with its terms, by and among the Corporation and the investors named therein (the “Investor Rights Agreement”), (a) Holdings shall have the right to designate a Holdings Director as the Chairperson of the Board of Directors, (b) unless otherwise agreed by Holdings, each committee of the Board of Directors shall include at least one of the Holdings Directors, except to the extent such membership would violate applicable securities laws or stock exchange or stock market rules or where the sole purpose of such committee is to address actual or potential conflicts of interest between Holdings, Platinum Equity, LLC, a Delaware limited liability company (together with its successors and assigns, the “Sponsor”) and the Sponsor’s Affiliated Companies (as defined herein), on the one hand, and the Corporation, on the other hand, and (c) upon Holding’s request, the Corporation shall vote its shares in any subsidiary of the Corporation so as to elect a number of persons designated by Holdings to the board of directors or other similar governing body (or any committee thereof) of any subsidiary of the Corporation in proportion to Holdings’ representation on the Board of Directors. Additionally, at all meetings of the Board of Directors prior to the date when the Sponsor and its Affiliated Companies cease to beneficially own 30% or more of the voting power of the then-outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors, a quorum for the transaction of business shall include, without limitation, at least one director nominated by the Sponsor or any of its Affiliated Companies.

Section 2. Number of Directors. Subject to any rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances or otherwise, the number of directors which shall constitute the Board of Directors shall be fixed from time to time exclusively by resolution of the Board of Directors; provided that, in the event that the total number of Holdings Directors serving on the Board of Directors is less than the total number of directors that Holdings is entitled to nominate under Section 4(a) of this ARTICLE FIVE or Section 4.1 of the Investor Rights Agreement and there are no vacancies on the Board of Directors, then, upon the Corporation’s receipt of a written request of Holdings, the size of the Board of Directors shall be increased automatically by the number of directors necessary such that Holdings shall have the right, at any time, to nominate any such additional Holdings Directors under Section 5 of this ARTICLE FIVE.

Section 3. Classes of Directors. The directors of the Corporation, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III.

Section 4. Nomination, Election and Term of Office.

(a) Holdings shall have the right to nominate for election to the Board of Directors that number of Holdings Directors such that, if elected, will result in Holdings having nominated pursuant to this Section 4(a) of ARTICLE FIVE the following number of directors serving on the Board of Directors:

(i) no fewer than that number of directors that would constitute a majority of the number of directors that the Corporation would have if there were no vacancies on the Board of Directors, so long as Holdings, the Sponsor and the Sponsor’s Affiliated Companies (as defined herein) collectively beneficially own at least fifty percent of the then-outstanding shares of capital stock of the Corporation;

(ii) no fewer than that number of directors that would constitute forty percent of the number of directors that the Corporation would have if there were no vacancies on the Board of Directors, so long as Holdings, the Sponsor and the Sponsor’s Affiliated Companies collectively beneficially own at least forty percent of the then-outstanding shares of capital stock of the Corporation but less than fifty percent of the then-outstanding shares of capital stock of the Corporation;

(iii) no fewer than that number of directors that would constitute thirty percent of the number of directors that the Corporation would have if there were no vacancies on the Board of Directors, so long as Holdings, the Sponsor and the Sponsor’s Affiliated Companies collectively beneficially own at least thirty percent of the then-outstanding shares of capital stock of the Corporation but less than forty percent of the then-outstanding shares of capital stock of the Corporation;

(iv) no fewer than that number of directors that would constitute twenty percent of the number of directors that the Corporation would have if there were no vacancies on the Board of Directors, so long as Holdings, the Sponsor and the Sponsor’s Affiliated Companies collectively beneficially own at least twenty percent of the then-outstanding shares of capital stock of the Corporation but less than thirty percent of the then-outstanding shares of capital stock of the Corporation; and

(v) no fewer than that number of directors that would constitute ten percent of the number of directors that the Corporation would have if there were no vacancies on the Board of Directors, so long as Holdings, the Sponsor and the Sponsor’s Affiliated Companies collectively beneficially own at least five percent of the then-outstanding shares of capital stock of the Corporation but less than twenty percent of the then-outstanding shares of capital stock of the Corporation;

provided that, for purposes of calculating the number of such directors, any fractional amounts shall be rounded up to the nearest whole number, e.g., one and one quarter directors shall equate to two directors and beneficial ownership shall be determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided further that such Holdings Directors shall be apportioned among any classes of directors as nearly equal in number as possible.

(b) At each annual meeting of the stockholders of the Corporation (and in connection with any election by written consent or special meeting for the election of directors) for which a Holdings Director is nominated for election to the Board of Directors by Holdings, the Corporation shall (A) include each such Holdings Director as a nominee for election as a director, (B) use all reasonable best efforts to cause the election as a director of each such Holdings Director, including, without limitation, to the fullest extent permitted by applicable law, soliciting proxies in favor of the election of such Holdings Director, and (C) take all action within its power to cause each Holdings Director to be included as a nominee recommended by the Board of Directors to the Corporation’s stockholders for election as a director, unless the Board of Directors determines that making such recommendation would be inconsistent with the directors’ fiduciary duties under applicable law.

(c) Subject to the rights of the holders of any series of Preferred Stock then-outstanding, directors shall be elected by a plurality of the votes cast. The term of office of the initial Class I directors shall expire at the first annual meeting of stockholders following the date the Common Stock is first publicly traded (the “IPO Date”), the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders after the IPO Date and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of the stockholders after the IPO Date. For the purposes hereof, the Board of Directors may assign directors already in office to Class I, Class II and Class III. At each annual meeting of stockholders after the IPO Date, directors elected to replace those of a class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting after their election and until their respective successors shall have been duly elected and qualified. Each director shall hold office until the annual meeting of stockholders for the year in which such director’s term expires and a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Notwithstanding any other provision of this Restated Certificate, no decrease in the authorized number of directors shall shorten the term of any incumbent director, including, without limitation, any Holdings Director. Nothing in this Restated Certificate shall preclude a director from serving consecutive terms. Elections of directors need not be by written ballot unless the Bylaws of the Corporation (as amended or restated, the “Bylaws”) shall so provide.

Section 5. Newly Created Directorships and Vacancies. Subject to the right of Holdings to nominate Holdings Directors to the Board of Directors pursuant to Section 4(a) of this ARTICLE FIVE or Section 4.1 of the Investor Rights Agreement and the rights of the holders of any series of Preferred Stock then-outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, removal or any other cause may be filled only by resolution of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and may not be filled in any other manner; provided that, if the number of Holdings Directors serving on the Board of Directors at the time of any such newly created directorships or vacancies is less than the number of Holdings Directors that Holdings is entitled to nominate, then unless otherwise agreed by Holdings, only Holdings, and not the Board of Directors or any other stockholder or person, shall be entitled to fill such number of unfilled directorships and vacancies as is necessary for Holdings Directors to occupy the number of directorships Holdings is then entitled to nominate and each such director shall be deemed a “Holdings Director.” A director elected or appointed to fill a vacancy shall serve for the unexpired term of his or her predecessor in office and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. A director elected or appointed to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been elected or appointed and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

Section 6. Removal and Resignation of Directors. Subject to the rights of the holders of any series of Preferred Stock then-outstanding, and notwithstanding any other provision of this Restated Certificate, (i) prior to the first date (the “Trigger Date”) on which the Sponsor and its Affiliated Companies (as defined herein) cease to beneficially own in the aggregate (directly or indirectly) fifty percent or more of the voting power of the then-outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors (“Voting Stock”), where beneficial ownership is determined pursuant to Rule 13d-3 under the Exchange Act, any director may be removed with or without cause upon the affirmative vote of stockholders representing at least a majority of the voting power of the then-outstanding shares of Voting Stock, voting together as a single class, and (ii) on and after the Trigger Date, any director may only be removed for cause and only upon the affirmative vote of stockholders representing at least sixty-six and two-thirds percent of the voting power of the then-outstanding shares of Voting Stock, at a meeting of the Corporation’s stockholders called for that purpose. Any director may resign at any time upon notice to the Corporation.

Section 7. Rights of Holders of Preferred Stock. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (a) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (b) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

Section 8. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE SIX

LIABILITY AND INDEMNIFICATION

Section 1. Director and Officer Liability.

(a) To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty as a director or officer, as applicable. If the DGCL is amended after approval by the stockholders of this ARTICLE SIX to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically, and without further action, upon the date of such amendment. All references in this Section 1(a) of ARTICLE SIX to a director shall also be deemed to refer to such other person or persons, if any, who, pursuant to a provision set forth in this Restated Certificate in accordance with Section 141(a) of the DGCL, exercise or perform any of the powers or duties otherwise conferred or imposed upon the Board of Directors by the DGCL.

(b) The Corporation shall indemnify any director or officer of the Corporation who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including, without limitation, attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

(c) The Corporation may indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including, without limitation, attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

(d) Any amendment, repeal or modification of this ARTICLE SIX shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such amendment, repeal or modification with respect to any act, omission or other matter occurring prior to such amendment, repeal or modification.

ARTICLE SEVEN

STOCKHOLDERS

Section 1. Action by Written Consent. Prior to the Trigger Date, any action which is required or permitted to be taken by the Corporation’s stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the Corporation’s stock entitled to vote thereon were present and voted. From and after the Trigger Date, any action required or permitted to be taken by the Corporation’s stockholders may be taken only at a duly called annual or special meeting of the Corporation’s stockholders and the power of stockholders to act by consent without a meeting is specifically denied; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, unless expressly prohibited in the resolutions creating such series of Preferred Stock.

Section 2. Special Meetings of Stockholders. Subject to the rights of the holders of any series of Preferred Stock then-outstanding and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only (a) by or at the direction of the Chairperson of the Board of Directors or by the Board of Directors pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that the Corporation would have if there were no vacancies or (b) prior to the Trigger Date, by the Chairperson of the Board of Directors or by the Board of Directors at the written request of the Sponsor in the manner provided for in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice of the meeting.

ARTICLE EIGHT

CORPORATE OPPORTUNITIES

Section 1. Certain Acknowledgments. In recognition and anticipation that (a) certain of the directors, partners, principals, officers, members, managers or employees of the Sponsor or its Affiliated Companies (as defined below) may serve as directors or officers of the Corporation, (b) the Sponsor and its Affiliated Companies engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, (c) the Corporation and its Affiliated Companies may engage in material business transactions with the Sponsor and its Affiliated Companies, and that the Corporation is expected to benefit therefrom and (d) directors of the Corporation who are not employees of the Corporation (“Non-Employee Directors”) and their respective affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this ARTICLE EIGHT are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve the Sponsor, its Affiliated Companies, the Non-Employee Directors, their Affiliated Companies or any of their respective directors, partners, principals, officers, members, managers or employees, including, without limitation, any of the foregoing who serve as officers or directors of the Corporation (collectively, the “Exempted Persons”), and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith. As used in this Restated Certificate, “Affiliated Companies” means (i) in respect of the Sponsor, any entity that controls, is controlled by or under common control with the Sponsor (other than the Corporation and any company that is controlled by the Corporation) and any investment entities managed by the Sponsor or any of its Affiliated Companies (as general partner, sole member or otherwise), (ii) in respect of a Non-Employee Director, any entity controlled by such Non-Employee Director (other than the Corporation and any company that is controlled by the Corporation), and (iii) in respect of the Corporation, any entity controlled by the Corporation.

Section 2. Competition and Corporate Opportunities. To the fullest extent permitted by applicable law, none of the Exempted Persons shall have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its Affiliated Companies, and none of the Exempted Persons shall be liable to the Corporation or its stockholders for breach of any fiduciary or other duty (whether contractual or otherwise) solely by reason of any such activities of any of the Exempted Persons. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its Affiliated Companies, renounces any interest or expectancy of the Corporation and its Affiliated Companies in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any of the Exempted Persons, even if the opportunity is one that the Corporation or its Affiliated Companies might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and the Exempted Persons shall have no duty to communicate or offer such business opportunity to the Corporation or its Affiliated Companies and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation, any of its Affiliated Companies or its stockholders for breach of any fiduciary or other duty (whether contractual or otherwise), as a director, officer or stockholder of the Corporation solely, by reason of the fact that any such Exempted Person pursues or acquires such business opportunity, sells, assigns, transfers or directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or any of its Affiliated Companies. For the avoidance of doubt, the Exempted Persons shall, to the fullest extent permitted by law, have the right to, and shall have no duty (whether contractual or otherwise) not to, directly or indirectly: (a) engage in the same, similar or competing business activities or lines of business as the Corporation or its Affiliated Companies, (b) do business with any client or customer of the Corporation or its Affiliated Companies, or (c) make investments in competing businesses of the Corporation or its Affiliated Companies, and such acts shall not be deemed wrongful or improper. Notwithstanding anything to the contrary in this Section 2 of ARTICLE EIGHT, the Corporation does not renounce any interest or expectancy it may have in any business opportunity that is expressly offered to any Non-Employee Director solely in his or her capacity as a director or officer of the Corporation.

Section 3. Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this ARTICLE EIGHT, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

Section 4. Deemed Notice. Any person or entity purchasing or otherwise acquiring or holding any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE EIGHT.

ARTICLE NINE

BUSINESS COMBINATIONS

Section 1. Section 203 of the DGCL. The Corporation expressly elects not to be subject to the provisions of Section 203 of the DGCL.

Section 2. Business Combinations with Interested Stockholders. Notwithstanding any other provision in this Restated Certificate to the contrary, the Corporation shall not engage in any Business Combination (as defined hereinafter), at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any Interested Stockholder (as defined hereinafter) for a period of three years following the time that such stockholder became an Interested Stockholder, unless:

(a) prior to such time, the Board of Directors approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder;

(b) upon consummation of the transaction which resulted in such stockholder becoming an Interested Stockholder, such stockholder owned at least eighty-five percent of the Voting Stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by such Interested Stockholder) those shares owned (i) by Persons (as defined hereinafter) who are directors and also officers of the Corporation and (ii) employee stock plans of the Corporation in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(c) at or subsequent to such time, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent of the outstanding Voting Stock which is not owned by such Interested Stockholder.

Section 3. Exceptions to Prohibition on Interested Stockholder Transactions. The restrictions contained in this ARTICLE NINE shall not apply if:

(a) a stockholder becomes an Interested Stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an Interested Stockholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Corporation and such stockholder, have been an Interested Stockholder but for the inadvertent acquisition of ownership; or

(b) the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Section 3(b) of ARTICLE NINE; (ii) is with or by a Person who either was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of the Board of Directors; and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any Person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (A) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required); (B) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock (as defined hereinafter) of the Corporation; or (C) a proposed tender or exchange offer for fifty percent or more of the outstanding Voting Stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all Interested Stockholders prior to the consummation of any of the transactions described in clause (A) or (B) of the second sentence of this Section 3(b) of ARTICLE NINE.

Section 4. Definitions. As used in this ARTICLE NINE only, and unless otherwise provided by the express terms of this ARTICLE NINE, the following terms shall have the meanings ascribed to them as set forth in this Section 4 of ARTICLE NINE and, to the extent such terms are defined elsewhere in this Restated Certificate, such definitions shall not apply to this Article NINE:

(a) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person;

(b) “Associate,” when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or general partner or is, directly or indirectly, the owner of twenty percent or more of any class of Voting Stock; (ii) any trust or other estate in which such Person has at least a twenty percent beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person;

(c) “Business Combination” means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (A) the Interested Stockholder, or (B) any other corporation, partnership, unincorporated association or entity if the merger or consolidation is caused by the Interested Stockholder and as a result of such merger or consolidation Section 2 of this ARTICLE NINE is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any Stock of the Corporation or of such subsidiary to the Interested Stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of Stock of the Corporation subsequent to the time the Interested Stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase Stock made on the same terms to all holders of such Stock; or (E) any issuance or transfer of Stock by the Corporation; provided, however, that in no case under items (C)-(E) of this Section 4(c)(iii) of ARTICLE NINE shall there be an increase in the Interested Stockholder’s proportionate share of the Stock of any class or series of the Corporation or of the Voting Stock of the Corporation;

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the Stock of any class or series, or securities convertible into the Stock of any class or series, of the Corporation or of any such subsidiary which is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of Stock not caused, directly or indirectly, by the Interested Stockholder; or

(v) any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in Sections 4(c)(i)-(iv) of this ARTICLE NINE) provided by or through the Corporation or any direct or indirect majority-owned subsidiary of the Corporation;

(d) “control,” including, without limitation, the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise. A Person who is the owner of twenty percent or more of the outstanding Voting Stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; notwithstanding the foregoing, a presumption of control shall not apply where such Person holds Voting Stock, in good faith and not for the purpose of circumventing this ARTICLE NINE, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group (as such term is used in Rule 13d-5 under the Exchange Act, as such Rule is in effect as of the date of this Restated Certificate) have control of such entity;

(e) “Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent or more of the outstanding Voting Stock of the Corporation, or (ii) is an Affiliate or Associate of the Corporation and was the owner of fifteen percent or more of the outstanding Voting Stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person. Notwithstanding anything in this ARTICLE NINE to the contrary, the term “Interested Stockholder” shall not include: (A) the Sponsor or any of its Affiliated Companies, any direct or indirect transferees of the Sponsor or any of its Affiliated Companies, or any other Person with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing of shares of Stock of the Corporation; (B) any Person who would otherwise be an Interested Stockholder either in connection with or because of a transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition of five percent or more of the outstanding Voting Stock of the Corporation (in one transaction or a series of transactions) by the Sponsor or any of its Affiliates or Associates to such Person; provided, however, that such Person was not an Interested Stockholder prior to such transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition; or (C) any Person whose ownership of shares in excess of the fifteen percent limitation set forth herein is the result of action taken solely by the Corporation, provided that, for purposes of this clause (C) only, such Person shall be an Interested Stockholder if thereafter such Person acquires additional shares of Voting Stock of the Corporation, except as a result of further action by the Corporation not caused, directly or indirectly, by such Person;

(f) “owner,” including, without limitation, the term “ownership,” when used with respect to any Stock, means a Person that individually or with or through any of its Affiliates or Associates beneficially owns such Stock, directly or indirectly; or has (i) the right to acquire such Stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of Stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered Stock is accepted for purchase or exchange; or (ii) the right to vote such Stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any Stock because of such Person’s right to vote such Stock if the agreement, arrangement or understanding to vote such Stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more Persons; or (iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in clause (ii) of this Section 4(f) of ARTICLE NINE), or disposing of such Stock with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such Stock; provided that, for the purpose of determining whether a Person is an Interested Stockholder, the Voting Stock of the Corporation deemed to be outstanding shall include Stock deemed to be owned by the Person through application of this definition of “owned” but shall not include any other unissued Stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;

(g) “Person” means any individual, corporation, partnership, unincorporated association or other entity;

(h) “Stock” means, with respect to any corporation, any capital stock of such corporation and, with respect to any other entity, any equity interest of such entity; and

(i) “Voting Stock” means, with respect to any corporation, Stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of Voting Stock shall refer to such percentage of the votes of such Voting Stock.

ARTICLE TEN

AMENDMENTS

Section 1. Amendments to the Bylaws. Subject to the rights of holders of any series of Preferred Stock then-outstanding, in furtherance and not in limitation of the powers conferred by law, (a) prior to the Trigger Date, the Bylaws may be altered, amended or repealed and new bylaws adopted by (i) the Board of Directors or (ii) in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including, without limitation, any certificate of designation relating to any series of Preferred Stock) and any other vote otherwise required by the Bylaws or applicable law, the affirmative vote of the holders of at least a majority of the voting power of the then-outstanding shares of Voting Stock, voting together as a single class, and (b) on and after the Trigger Date, the Bylaws may be altered, amended or repealed and new bylaws made by (i) the Board of Directors or (ii) in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including, without limitation, any certificate of designation relating to any series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of at least sixty-six and two-thirds percent of the voting power of the then-outstanding shares of Voting Stock, voting together as a single class.

Section 2. Amendments to this Restated Certificate. Subject to the rights of holders of any series of Preferred Stock then-outstanding, notwithstanding any other provision of this Restated Certificate or the Bylaws, and in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law, this Restated Certificate or otherwise, no provision of ARTICLE FIVE, ARTICLE SIX, ARTICLE SEVEN, ARTICLE EIGHT, ARTICLE NINE, ARTICLE TEN or ARTICLE ELEVEN of this Restated Certificate may be altered, amended or repealed in any respect, nor may any provision of this Restated Certificate or the Bylaws inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved (a) prior to the Trigger Date, by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Voting Stock, voting together as a single class, and (b) from and after the Trigger Date, by the affirmative vote of holders of at least sixty-six and two-thirds percent of the voting power of all outstanding shares of Voting Stock, voting together as a single class; provided, however, that, any such alteration, amendment, repeal or adoption that would adversely affect the rights of Holdings or the Sponsor, as applicable, hereunder or thereunder shall require the prior written consent of Holdings or the Sponsor, as applicable; provided further that, to the fullest extent permitted by law, neither the alteration, amendment or repeal of ARTICLE EIGHT nor the adoption of any provision of this Restated Certificate inconsistent with ARTICLE EIGHT shall apply to, or have any effect on the liability or alleged liability of, any Exempted Person for or with respect to any activities or opportunities of which such Exempted Person becomes aware prior to such alteration, amendment, repeal or adoption.

ARTICLE ELEVEN

FORUM AND NOTICE

Section 1. Exclusive Forum.

(a) Unless this Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, or a claim of aiding and abetting any such breach of fiduciary duty, (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the DGCL or this Restated Certificate or the Bylaws of the Corporation (as either may be amended, restated, modified, supplemented or waived from time to time), (iv) any action to interpret, apply, enforce or determine the validity of this Restated Certificate or the Bylaws of the Corporation, (v) any action asserting a claim governed by the internal affairs doctrine or (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. For the avoidance of doubt, this Section 1(a) of ARTICLE ELEVEN shall not apply to any action or proceeding asserting a claim under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

(b) Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, against the Corporation or any director, officer, employee or agent of the corporation.

Section 2. Notice. Any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation (including, without limitation, shares of Common Stock) shall be deemed to have notice of and to have consented to the provisions of this ARTICLE ELEVEN.

ARTICLE TWELVE

MISCELLANEOUS

If any provision or provisions of this Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Restated Certificate (including, without limitation, each portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.